Exhibit 99.1

CorEnergy Announces Closing of Partial Over-Allotment Option for 7.375% Series A Cumulative Redeemable Preferred Stock

KANSAS CITY, Mo.—May 10, 2017 – CorEnergy Infrastructure Trust, Inc. (the “Company”) today announced that in connection with the Company’s recent public offering of 2.8 million depositary shares, each representing 1/100th of a share of 7.375% Series A Cumulative Redeemable Preferred Stock, the underwriters have exercised a portion of their over-allotment option and purchased an additional 150,000 depositary shares at a public offering price of $25.00 per depositary share. This additional purchase generated net proceeds of approximately $3.6 million, after deducting underwriting discounts.

Wells Fargo Securities and Stifel acted as joint book running managers for the offering.

The shares of preferred stock were offered pursuant to an effective shelf registration statement that the Company previously filed with the U.S. Securities and Exchange Commission.

Electronic copies of the final prospectus supplement and accompanying base prospectus are available from the SEC website at www.sec.gov.

Hard copies of the final prospectus supplement and base prospectus related to the offering can be obtained from:

Wells Fargo Securities, LLC
Attention: WFS Customer Service
608 2nd Avenue
South Minneapolis, MN 55402
Toll-free: 800-645-3751
Email: wfscustomerservice@wellsfargo.com

Or

Stifel, Nicolaus & Company, Inc.
Attention: Syndicate Department
1 South Street, 15th Floor
Baltimore, MD 21202

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

Toll-free: 855-300-7136
Email: syndprospectus@stifel.com

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:

CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Schorgl, 877-699-CORR (2677)
info@corenergy.reit